Exhibit 23(i)

                                October 30, 2002

Ameritor Investment Fund
4400 MacArthur Blvd.
Suite 301 Washington, D.C. 20007-2521

     Re:  Ameritor Investment Fund
          Shepherd Class Shares
          File Nos. 811-00747 and 002-95926

Ladies and Gentlemen:

     You have requested our opinion as to certain matters regarding the issuance of Shepherd Class shares of Ameritor Investment Fund (the "Fund"). As used herein, the term "Shares" means any of the Shepherd Class shares of the Fund that are issued during the time that Post-Effective Amendment No. 14 to the Fund's Registration Statement on Form N-1A is effective. This opinion letter is valid only during the time Post-Effective Amendment No. 14 is effective and has not been superceded by another post-effective amendment that has become effective and relates to the Shepherd Class of shares.

     In connection with our services as counsel for the Fund, we have examined, among other things, originals or copies of such documents, certificates and corporate and other records as we deemed necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents presented to us as copies thereof and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified. As to various matters of fact material to this opinion, we have relied upon statements and certificates of officers of the Fund. Based upon this examination, we are of the opinion that, as of the date hereof, except as described herein, the Shares of the Fund to be issued pursuant to Post-Effective Amendment No. 14 have been duly authorized and, when issued in accordance with the Fund's Declaration of Trust, as amended, and upon the terms provided in Post-Effective Amendment No. 14 to the Fund's Registration Statement, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state law regulating the offer and sale of securities, will be legally issued, fully paid, and non-assessable.

     We note that the Fund is a business trust organized under the laws of the District of Columbia. Section 5.1 of the Fund's Declaration of Trust states that "No shareholder as such shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person or persons in connection with the Fund Property or the affairs of the Fund... If any shareholder...of the Fund is made a party to any suit or proceeding to enforce any such liability, he shall not on account thereof be held to any personal liability." Section 5.3 states that "...no shareholder shall be personally liable to any person with respect to any claim for indemnity or reimbursement or

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otherwise."  In addition,  Section 5.6 of the Fund's  Declaration  of Trust also requires that every written instrument creating an obligation of the Fund shall include a recitation stating that such obligation is not personally binding upon shareholders (but the omission of such recitation shall not operate to bind any shareholder).

     We hereby consent to your filing a copy of this opinion as an exhibit to Post-Effective Amendment No. 14 to the Registration Statement.

                                        Very truly yours,

                                        /s/ The Law Offices of Stephanie Djinis
                                        ---------------------------------------
                                        The Law Offices of Stephanie Djinis